EXHIBIT 5


                     OLIN CORPORATION
                    120 Long Ridge Road
                    Stamford, Ct  06904


                                       August 16, 1994

Olin Corporation
120 Long Ridge Road
P.O. Box 1355
Stamford, CT  06904-1355

     Re:  Olin Corporation 1994 Stock Plan For Non-Employee Directors

Dear Ladies and Gentlemen:

    As General Counsel-Corporate Resources of Olin Corporation ("Olin"), I am familiar with the Registration Statement on Form S-8 ("Registration Statement") covering 90,000 shares of Common Stock, par value of $1 per share, of Olin ("Common Stock") being registered herewith in connection with the Olin Corporation 1994 Stock Plan for Non-Employee Directors (the "Plan"). In connection therewith, I have examined such documents, opinions and records as I deemed relevant or necessary for the purpose of this opinion.

    Based on the foregoing, I am of the opinion that when certificates for such shares of Common Stock have been duly executed, countersigned by a Transfer Agent and registered by a Registrar and paid for in accordance with applicable law and delivered in accordance with the terms of the Plan, such shares will be duly authorized, validly issued, fully paid and non-assessable.

    I consent to the reference to me in the Registration
Statement and to the filing of this opinion as an exhibit thereto.

                                       Very truly yours,




                                       Johnnie M. Jackson, Jr.
                                       Johnnie M. Jackson, Jr.
                                       General Counsel - Corporate Resources
                                         and Secretary

JMJ/deh